Exhibit 10.1

[COMPANY LETTERHEAD]

November 1, 2005

James G. Berges

[Address]

Dear Jim:

I want to express to you on behalf of the entire Emerson Electric Co. organization our appreciation for your nearly 30 years of service to the company and the significant contributions you have made to Emerson as an executive officer and director. This letter agreement (“Agreement”) serves to memorialize your resignation as an officer and director of Emerson and any other Emerson Entities of which you are an officer or director, all effective as of November 1, 2005, and your voluntary retirement from Emerson effective as of November 1, 2005, and sets forth our agreements in connection with your resignation and retirement. In this Agreement, references to “Emerson” means Emerson Electric Co. and references to “Emerson Entities” means Emerson and its business and operating units and its direct and indirect subsidiaries and affiliates, as the same may exist now or in the future, including those corporations or other legal entities in which Emerson has a direct or indirect ownership or investment interest of 20% or more.

In consideration of the good and valuable consideration provided to you pursuant to this Agreement, you agree:

1.

You will not, without first obtaining written approval from Emerson: (a) make any public statement in the nature of a press release or media interview with respect to any aspect of your employment with any of the Emerson Entities, or (b) make any statement, written or oral, with respect to the past or projected future financial or operational performance, plans or methods of any of the Emerson Entities or concerning any of the directors, officers, employees or business or financial activities of any of the Emerson Entities. You also agree that you will not use, directly or indirectly for yourself or use for or disclose to any person or legal entity, other than Emerson or another Emerson Entity, any secret or confidential information or data regarding the business of any of the Emerson Entities. You will immediately deliver to Emerson without reproduction all such information or data in your possession. This includes, but is not limited to, business plans or strategies, product information, engineering information, customer lists, company policies and procedures, financial information and information concerning operational methods, employees, product development techniques or plans and business acquisition plans or programs.

2.

You will not hire or solicit to hire or assist anyone in soliciting or hiring any employee of Emerson or any of the other Emerson Entities for the longer of (a) a period of five (5) years from the effective date of your retirement or (b) a period ending five (5) years after the termination by Emerson or expiration of the term during which you are required to provide consulting services to Emerson and the Emerson Entities, as described in more detail in the accompanying Consulting Contract.

James G. Berges

November 1, 2005

3.

Without Emerson’s prior written consent, you will not compete, directly or indirectly, with Emerson or any of the other Emerson Entities for the longer of (a) a period of five (5) years from the effective date of your retirement or (b) a period ending five (5) years after the termination by Emerson or expiration of the term during which you are required to provide consulting services to Emerson and the Emerson Entities, as described in more detail in the accompanying Consulting Contract. For purposes of this Agreement, the term “compete” includes, without limitation, (a) any investment in, or providing services to (in any capacity), any equity fund, hedge fund or other investment vehicle (however structured) that, either directly or indirectly (through portfolio company investments or otherwise), competes directly or indirectly with Emerson or any of the other Emerson Entities (provided, however, that such investments shall not be covered if the fund or investment vehicle is open to the public and/or your interest is five percent (5%) or less) and/or (b) entering the employ of, providing consulting services to, or otherwise assisting or having any interest (financial or otherwise) in, any person, firm, corporation or other entity engaged in business activities competitive with any business of Emerson or of any of the other Emerson Entities. The foregoing shall not restrict you, however, from owning five percent (5%) or less of the securities of any competitor of Emerson or of any the other Emerson Entities listed on any national securities exchange or traded over-the-counter as long as you have no other connection or relationship with the issuer of such securities. You agree that this non-compete restriction, including the time and scope, is reasonable in light of your in-depth knowledge of the total business of the Emerson Entities and as a result of your present and prior positions, duties and responsibilities with Emerson and the Emerson Entities and as a member of the Board of Directors of Emerson and as a result of your access to confidential and trade secret information relating to all of the businesses and units of the Emerson Entities. Also, we agree that if we have any dispute, which we feel sure will not occur, then Missouri law will apply and courts in Missouri will have exclusive jurisdiction. You also hereby reaffirm your obligations under all existing non-compete agreements that you have with Emerson, including your obligations (and the rights and remedies of Emerson) under the Emerson non-qualified supplemental executive retirement plan, the Emerson Incentive Share plans, the Emerson stock option plans and grant agreements (including the clawback provisions therein) and the Consulting Contract referred to in Paragraph A below, and you agree that your obligations under this Paragraph 3 are in addition to, and do not invalidate or otherwise supersede, your obligations under such other plans, agreements or contracts.

4.

You agree to release and discharge Emerson and the other Emerson Entities and their respective directors, officers, employees and agents from any and all liability except as set forth herein and, to that end, you agree to sign the accompanying Release of All Claims and the accompanying Covenant Not to Sue. The execution by you, and the effectiveness, of these accompanying documents are conditions precedent to the effectiveness of this Agreement. Further, if said documents are not effective, then this Agreement shall be null and void.

James G. Berges

November 1, 2005

5.

You agree to keep this Agreement and any accompanying agreements or undertakings and their contents in strictest confidence and you will not divulge this Agreement or any accompanying agreements or undertakings or their contents to anyone other than members of your immediate family or financial advisors whom you ensure will comply with this provision as long as this Agreement and any accompanying agreements or undertakings and their contents are not made public by Emerson. You understand and agree that Emerson may disclose this Agreement and/or the terms hereof in its filings with the Securities and Exchange Commission or otherwise.

Subject to, and conditioned upon, your compliance with your obligations under Paragraphs 1 through 5 above, you will receive the compensation and benefits outlined below in connection with your retirement from Emerson:

A.	You will provide consulting services to Emerson and the Emerson Entities as provided in the accompanying Consulting Contract.
B.

In accordance with the terms of the applicable Emerson stock option plans, your unvested stock options will automatically vest on your retirement date and you will have up to five years from the date of your retirement (but no longer than the original term of your respective options) to exercise your stock options. You should note, however, that any of these stock options that are not exercised by you within ninety (90) days of the date of your retirement will become non-qualified stock options as required by Internal Revenue Service regulations.

C.

In accordance with the Emerson Incentive Shares Plan, as a result of your retirement, the Emerson Compensation and Human Resources Committee has approved that you receive, subject to the other applicable terms of the 2004 Performance Share Program, a pro rata payout (i.e., 50%) of the performance shares you would otherwise be eligible to receive under the 2004 Performance Share Program, consistent with the Emerson performance multiplier to target for all participants as determined by the Emerson Compensation and Human Resources Committee and payable at the time(s) provided therefor under the program. You will forfeit any payment under the 2004 Performance Share Program if you violate any of your obligations to Emerson or the other Emerson Entities.

D.

In accordance with the Emerson Incentive Shares Plan, as a result of your retirement, the Emerson Compensation and Human Resources Committee has approved that your unvested Restricted Stock Awards continue to vest at the time that they were normally scheduled to vest in October, 2007 and October, 2010, as applicable, and that you will continue to receive dividends and have voting rights. You will forfeit any dividends and the Restricted Stock will be cancelled if you violate any of your obligations to Emerson or the other Emerson Entities.

E.

Upon the date of your retirement, you will be eligible to receive your existing monthly pension benefits earned to date under the qualified all-employee Emerson Co. Retirement Plan and the related non-qualified supplemental executive retirement plan (which plan covers the benefits you would have been entitled to under the all-employee Retirement

James G. Berges

November 1, 2005

Plan were it not for the compensation limitations imposed under the Internal Revenue Code (“Code”)). You will forfeit the pension benefits under the non-qualified supplemental executive retirement plan if you violate any of your obligations to Emerson or the other Emerson Entities. Payments of your pension benefits will be paid monthly in the manner set forth in the plans, subject to the terms and conditions of the plans, including reduction for early retirement and annuity options provided under the plans; provided, however, that the portion of your non-qualified supplemental executive retirement plan benefits which are not “grandfathered” from coverage under Section 409A of the Code shall be deferred for six months to the extent required by Code Section 409A.

F.

This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to conflict of law principles. It is conclusively deemed that this Agreement was entered into in the State of Missouri.

G.

Emerson and you agree that any legal action or proceeding with respect to this Agreement shall be brought and determined in the federal or state courts located in the State of Missouri, and Emerson and you submit with regard to any such action or proceeding to the exclusive jurisdiction of such courts.

H.	If I need assistance in reviewing or understanding this Agreement or any of the documents referenced in this Agreement, I acknowledge Emerson Electric Co. has advised me to consult with an attorney.

Please confirm that the foregoing represents your understanding of our entire agreement by signing in the space provided below.

Sincerely,
/s/ David N. Farr
David N. Farr Chairman & Chief Executive Officer

ACCEPTED AND AGREED TO THIS 1st

DAY OF NOVEMBER, 2005:

      /s/ James G. Berges

James G. Berges